                                                                   EXHIBIT 2






                        AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of the 29th day of September, 1997, by and among BROUGHTON FOODS COMPANY ("Broughton"), SOUTHERN BELLE DAIRY COMPANY, INC. (the "Company"), the Company's directors, or a majority of them (collectively the "Directors"), and the following shareholders of the Company: Martin P. Shearer, Max A. Shearer and Frank M. Shearer (collectively, the "Shareholders").

                              W I T N E S S E T H:

          WHEREAS, Broughton is a corporation duly organized and validly existing under the laws of the State of Ohio, with authorized capital stock consisting of 10,000,000 common shares, $1.00 par value per share ("Broughton Common Stock"), of which 4,122,660 shares are currently outstanding;

          WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky with authorized capital stock consisting of 100,000 common shares, of which 41,868 shares are currently outstanding, having no par value and 100,000 nonvoting preferred shares, of which 23,841 shares are currently outstanding (10,341 shares of 8% A Series, 5,200 shares of 10% B Series and 8,300 shares of 9% C Series), having a par value of $25.00 per share (all such common and preferred shares being hereinafter referred to as the "Company Stock");

          WHEREAS, Broughton and the Company have agreed to the merger of the Company with and into Broughton in accordance with the General Corporation Law of the State of Ohio (the "OGCL"), the Kentucky Business Corporation Act (the "KBCA") and the provisions of this Agreement;

          WHEREAS, upon consummation of the Merger (as defined below), Broughton shall be the surviving corporation and the separate corporate existence of the Company shall cease;

          WHEREAS, the Board of Directors of Broughton and the Company have approved, adopted and declared advisable this Agreement and authorized the execution hereof in counterparts;

          WHEREAS, the Directors of the Company have directed that this Agreement be submitted to the Company's shareholders and the Directors have approved and recommended that the Company shareholders approve, ratify and confirm this Agreement and the transactions contemplated hereby; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                TABLE OF CONTENTS

                                                                Page
                                                                ----
Section  1.    Merger........................................      2

         1.1.    The Merger..................................      2
         1.2.    Effects of the Merger.......................      2
         1.3.    Directors and Officers
                 of Surviving Company........................      2
         1.4.    Offices.....................................      2

Section 2.     Conversion, Exchange and
               Cancellation of Shares........................      3

         2.1.    General.....................................      3
         2.2.    Conversion Rate.............................      3
         2.3.    Manner of Exchange..........................      4
         2.4.    Fractional Shares...........................      4
         2.5.    Lost Certificates...........................      5

Section 3.     Representations, Warranties and
               Covenants of Broughton........................      5

         3.1.    Organization, Standing and
                 Authority...................................      5
         3.2.    Capital Structure...........................      5
         3.3.    Authority...................................      6
         3.4.    Broughton Financial Statements..............      6
         3.5.    Accuracy of Annual Report...................      7
         3.6.    Absence of Undisclosed Liabilities..........      7
         3.7.    Compliance with Laws........................      7
         3.8.    Absence of Certain Changes
                 or Events...................................      8
         3.9.    Reports.....................................      8
         3.10.   Best Efforts................................      8
         3.11.   Accuracy of Information
                 for Broughton IPO Statement.................      8
         3.12.   SEC Reporting...............................      8

Section 4.     Representations, Warranties
               and Covenants of the Company..................      9

         4.1.    Organization, Standing and
                 Authority...................................      9
         4.2.    Capital Structure...........................      9
         4.3.    Subsidiaries, Partnerships and
                 Joint Ventures..............................      9
         4.4.    Authority...................................     10


                                      (i)

                                                                Page
                                                                ----
         4.5.    Company Financial Statements................     11
         4.6.    Absence of Undisclosed
                 Liabilities.................................     12
         4.7.    Tax Matters.................................     12
         4.8.    Properties..................................     14
         4.9.    Compliance with Laws........................     15
         4.10.   Employee Benefit Plans......................     15
         4.11.   Commitments and Contracts...................     18
         4.12.   Labor.......................................     19
         4.13.   Material Contracts Furnished................     20
         4.14.   Other Material Contracts....................     20
         4.15.   Material Contract Defaults..................     21
         4.16.   Legal Proceedings...........................     21
         4.17.   Absence of Certain Changes or Events........     21
         4.18.   Accounts Receivable.........................     21
         4.19.   Inventories.................................     22
         4.20.   Proprietary Rights..........................     22
         4.21.   Environmental Matters.......................     22
         4.22.   No Broker...................................     23
         4.23.   Accuracy of Information for
                 Broughton IPO Registration
                 Statement...................................     24
         4.24.   Best Efforts................................     24
         4.25.   No Third Party Consents.....................     24
         4.26.   Conduct of Business - Negative
                 Covenants of the Company....................     24
         4.27.   Conduct of Business - Affirmative
                 Covenants of the Company....................     26

Section 5.     Indemnification and Confidentiality...........     27

         5.1.    Access and Information......................     27
         5.2.    Furnishing Information and
                 Indemnification.............................     27
         5.3.    Confidentiality.............................     28
         5.4.    Updates to Information......................     28

Section 6.     Conditions Precedent..........................     29

Section 7.     Closing Date and Effective Time...............     35

         7.1.    Closing Date................................     35
         7.2.    Effective Time..............................     35

Section 8.     Termination of Agreement......................     35

         8.1.    Grounds for Termination.....................     35
         8.2.    Effect of Termination.......................     37
         8.3.    Return of Information.......................     37


                                      (ii)

                                                                Page
                                                                ----
Section 9.     Extension, Waiver and Amendment...............     37

Section 10.    Meeting of Shareholders of
               the Company Voting; Rights of
               Dissenting Shareholders.......................     38

         10.1.   Meeting.....................................     38
         10.2.   Voting......................................     38
         10.3.   Rights of Dissenting
                 Shareholders................................     38

Section 11.    Miscellaneous.................................     39

         11.1.   Public Announcements........................     39
         11.2.   Brokers and Finders.........................     39
         11.3.   Disclosed In Writing........................     39
         11.4.   Entire Agreement............................     39
         11.5.   Counterparts................................     39
         11.6.   Invalid Provisions..........................     40
         11.7.   Notices.....................................     40
         11.8.   Headings....................................     40
         11.9.   Expenses....................................     40
         11.10.  Governing Law...............................     41
         11.11.  No Assignment...............................     41
         11.12.  Effectiveness of Agreement..................     41
         11.13.  Further Acts................................     41
         11.14.  Certain Representations and
                 Warranties Not to Survive...................     41
         11.15.  Individual Directors........................     41
         11.16.  Shareholders Representations
                 and Warranties; Indemnification;
                 and Sophistication..........................     42
         11.17.  Legend......................................     43

Exhibit A        Aggregate Merger Consideration
Exhibit B        Majority Shareholders
Exhibit C        Employment Agreement

Schedule 1       Company Shareholder Jurisdiction

                                      (iii)

Section 1  Merger

          1.1 The Merger. At the Effective Time (as defined in Section 7.2) and subject to the terms and conditions hereof, the Company shall merge with and into Broughton (the "Merger") in accordance with this Agreement, the OGCL and the KBCA. Following the Effective Time of the Merger, Broughton shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company. At the Effective Time of the Merger, the corporate existence of the Company shall, as provided in KRS 271B.11-060 of the KBCA and Section 1701.82 of the OGCL, be merged with and into Broughton and continued in the Surviving Company and the separate existence of the Company shall cease.

          1.2 Effects of the Merger. The Merger shall have the effects set forth in KRS 271B.11-060 of the KBCA and Section 1701.82 of the OGCL.

          1.3 Directors and Officers of Surviving Company. The Articles of Incorporation and the Code of Regulations of Broughton in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Code of Regulations of the Surviving Company until changed as provided therein or by law. The directors and officers of the Surviving Company at the Effective Time shall be those persons who are directors and officers respectively of Broughton immediately before the Effective Time. The committees of the Board of Directors of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Broughton as they exist immediately before the Effective Time.

          1.4 Offices. From and after the Effective Time, the business and location of the Surviving Company shall be the same as that of Broughton.

Section 2  Conversion, Exchange and Cancellation of Shares

          2.1 General. The manner of converting and exchanging the Company Stock, all of which is represented by outstanding share certificates into the merger consideration shall be as hereinafter provided in this Section 2.

          2.2 Conversion Rate. At the Effective Time, by virtue of the Merger and without any action on the part of the Company shareholders or the Company, each of the:

                 (i) preferred shares of the Company Stock that shall be issued and outstanding immediately prior to the Effective Time (which number of shares shall not exceed 23,841) shall thereupon be converted into the right to receive Twenty-Five Dollars ($25.00) of the Aggregate Merger Consideration (as defined below) and such preferred shares will be cancelled;

                 (ii) common shares of the Company Stock that shall be issued and outstanding immediately prior to the Effective Time (which number of shares shall not exceed 41,868) shall thereupon be converted into the right to receive One Hundred Five Dollars and Eighteen Cents ($105.18) of the Aggregate Merger Consideration;

          provided, however, that the maximum portion of the Aggregate Merger Consideration that may be comprised of cash shall not exceed Two Million Six Hundred Fifty Thousand ($2,650,000) and in no event shall the Aggregate Merger Consideration exceed Five Million Dollars ($5,000,000).

          The "Aggregate Merger Consideration" to be received by the Company shareholders in the aggregate shall be that combination of cash and shares of Broughton Common Stock reflected in the "Total" columns on the attached Exhibit A; provided, however, that by executing this Agreement, each of the Shareholders listed on Exhibit B hereto (the "Majority Shareholders") irrevocably acknowledge and agree not to amend, change or dispute that combination of cash and shares of Broughton Common Stock reflected next to such Majority Shareholder's name on Exhibit A. (Each individual shareholder's merger consideration as reflected on Exhibit A is referred to as such shareholder's "Shareholder Merger Consideration" or SMC".) Each Shareholder receiving Broughton Common Stock understands that such Shareholder shall receive that number of shares of Broughton Common Stock determined by taking the total value of Broughton Common Stock being issued to such Shareholder as part of such Shareholder's Shareholder Merger Consideration as reflected on Exhibit A and dividing that amount by the price at which shares of Broughton Common Stock are issued to the public ("IPO Price") in the initial public offering ("IPO").

          The number of shares of the Company Stock that shall be issued and outstanding immediately prior to the Effective Time shall not be more than 65,709 shares. All shares of Broughton Common Stock into which the aforesaid Company Stock is so converted shall be fully paid and nonassessable. All shares of the Company Stock held by the Company as authorized but unissued stock immediately prior to the Effective Time shall be cancelled and shall not be exchanged for shares of Broughton Common Stock or any other consideration.

          2.3 Manner of Exchange. After the Effective Time of the Merger, each holder of a certificate theretofore evidencing outstanding shares of the Company Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal to Broughton or its agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Broughton Common Stock for which shares of the Company Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2 and any cash to which such Shareholder may be entitled as set forth on, and in accordance with, Exhibit A. Until so surrendered, each outstanding certificate which, prior to the

Effective Time of the Merger, represented the Company Stock will be deemed to evidence the right to receive the number of full shares of Broughton Common Stock and cash into which the shares of the Company Stock represented thereby may be converted, and will be deemed for all corporate purposes of Broughton to evidence ownership of the number of full shares of Broughton Common Stock and cash into which the shares of the Company Stock represented thereby were converted. Until such outstanding certificates formerly representing the Company Stock are surrendered, no dividend payable to holders of record of Broughton Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger there shall be no further registry of transfers on the records of the Company of shares of the Company Stock. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

          2.4 Fractional Shares. Broughton will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any Company Shareholder otherwise entitled to receive such fractional shares. The amount of such cash payment will be determined by multiplying the fractional share interest to which a Company Shareholder would otherwise be entitled by the IPO Price of Broughton Common Stock determined pursuant to Section 2.2. Payment for fractional shares will be made with respect to each Shareholder at the time such Shareholder's certificates of Company Stock are exchanged.

          2.5 Lost Certificates. If a certificate evidencing outstanding shares of Company Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Broughton certificate and cash to which he would otherwise be entitled on exchange of such certificate, by notifying Broughton in writing of such lost, stolen or destroyed certificate and giving Broughton evidence of loss and a bond sufficient to indemnify Broughton against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate and the issuance of the certificate and cash.

Section 3  Representations, Warranties and Covenants of Broughton

          Except as disclosed in writing to the Company, Broughton hereby represents and warrants to and covenants with the Company and the Shareholders that:

          3.1 Organization, Standing and Authority. Broughton is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Broughton has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Code of Regulations or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Broughton in accordance with its terms. At the Effective Time, Broughton will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

          3.2 Capital Structure. The authorized capital stock of Broughton consists of 10,000,000 shares of Broughton Common Stock, of which 4,122,660 shares are currently issued and outstanding. All of such shares are fully paid and nonassessable. Broughton does not have any other shares of Broughton Common Stock or any other capital stock issued or outstanding. Broughton does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except as may be otherwise provided herein and in Section 6(c). The holders of Broughton Common Stock have no preemptive rights with respect to the issuance of additional authorized shares of Broughton Common Stock. Nothing in this Agreement shall prohibit or impair the ability and right of Broughton to increase its authorized capital stock or issue or agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Broughton Common Stock shall not alter or affect the conversion rate set forth in Section
2.2 hereof.

          3.3 Authority. The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Code of Regulations of Broughton, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease or permit to which Broughton is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Broughton is subject.

          3.4 Broughton Financial Statements. Broughton has delivered to the Company prior to the execution of this Agreement copies of the following financial statements of Broughton (which, together with all future financial statements to be furnished are collectively referred to herein as the "Broughton Financial Statements"): the audited consolidated financial statements of Broughton as of December 31, 1996 and December 31, 1995, and in each case including the footnotes thereto and examined by and accompanied by the report of Broughton's independent public accountants (the "Audited Financial Statements") and the unaudited Balance Sheet and related Statement of Operation and Retained Earnings and Statement of Cash Flow, or substantially similar financial statements, as of June 30, 1997. The Broughton Financial Statements (as of the dates thereof and for the periods covered thereby):

                 (a) Are prepared from and in accordance with the books and records of Broughton, which are complete and correct in all material respects that are required by generally accepted accounting principles ("GAAP") (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

                 (b) Present fairly the financial position and results of operations and changes in financial position of Broughton as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles

(except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

          3.5 Accuracy of Annual Report. The annual report of Broughton to its shareholders for 1996 heretofore delivered to the Company does not contain as of the date thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

          3.6 Absence of Undisclosed Liabilities. At December 31, 1996, Broughton had no obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Broughton except as disclosed in the Broughton Financial Statements or as disclosed in writing to the Company; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 1996, or from any action omitted to be taken during such period that, to the knowledge of Broughton, could reasonably be expected to result in any such material obligation or liability, except as previously disclosed in writing to the Company, or as disclosed or provided for in the Broughton Financial Statements. The amounts set up as liabilities for taxes in the Broughton Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 1996. Since December 31, 1996, Broughton has not incurred or paid any obligation or liability which would be material (on a consolidated basis) to Broughton, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted practices and except as disclosed herein.

          3.7   Compliance with Laws.  Broughton:

                 (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

                 (b) Has received no notification (not previously disclosed in writing to the Company) from any agency or department of federal, state or local government or regulatory authorities asserting that it is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

          3.8 Absence of Certain Changes or Events. Since December 31, 1996, Broughton has not: (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement or as disclosed in the Broughton Financial Statements; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable practice.

          3.9 Reports. Since December 31, 1996, Broughton has filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with any governmental agency or regulatory authority having jurisdiction over its operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to the Company by Broughton does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

          3.10 Best Efforts. On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Broughton will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

          3.11 Accuracy of Information for Broughton IPO Statement. The material which refers to Broughton and which will be submitted by Broughton for inclusion in the IPO Registration Statement (as defined below), at the time it is filed by Broughton with the Securities and Exchange Commission ("SEC") or becomes effective, will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that the foregoing shall not apply to the extent that any such untrue statement or a material fact or omission to state a material fact was made by Broughton in reliance upon and in conformity with written information concerning the Company furnished to Broughton by the Company.

          3.12 SEC Reporting. From and after the Closing Date, Broughton shall timely file all reports required under the Securities Exchange Act of 1934, as amended, to allow the Shareholders to avail themselves of the resale provisions of Rule 144 of the Securities and Exchange Commission under the 1933 Act (as defined in Section 5.2 herein).

Section 4  Representations, Warranties and Covenants of the Company

          Except as previously disclosed in writing to Broughton, the Company hereby represents and warrants to and covenants with Broughton that:

          4.1 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. The Company has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of the Company in accordance with its terms. At the Effective Time, the Company will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification. The Company has delivered to Broughton true and complete copies of its Certificate of Incorporation and By-laws, as in effect on the date hereof.

          4.2 Capital Structure. The authorized capital stock of the Company consists of 100,000 common shares, of which 41,868 shares are currently outstanding, having no par value and 100,000 nonvoting preferred shares, of which 23,841 shares are currently outstanding (10,341 shares of 8% A Series, 5,200 shares of 10% B Series and 8,300 shares of 9% C Series, having a par value of $25.00 per share. The Company does not have any subscriptions, options, warrants, calls or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock. Further, there are no securities outstanding which are convertible into capital stock of the Company. None of the shares of Company Stock has been issued in violation of any preemptive rights of shareholders. To the best knowledge of the Company, there are no written shareholder agreements, voting trusts, proxies or other agreements with respect to the voting of the capital stock of the Company.

          4.3   Subsidiaries, Partnerships and Joint Ventures.

                 (a) (i) Each subsidiary of the Company ("Subsidiary") has been previously disclosed in writing to Broughton and is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has all corporate or partnership power, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

                      (ii) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, free and clear of any lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                 (b) Other than as disclosed in writing to Broughton, the Company has no subsidiaries (other than the Subsidiaries as defined in this Section 4.3(a)), and does not directly or indirectly own any capital stock of, or equity interests in, any other corporation, partnership or limited liability company and the Company is not a member of or participant in any partnership, limited liability company or joint venture and is not obligated to become such a member or participant.

          4.4 Authority. The execution and delivery of this Agreement and the filing of the Certificate of Merger with the State of Ohio and the Certificate of Merger with the Commonwealth of Kentucky do not, and the consummation of the Merger and transactions contemplated hereby will not, (a) violate any provision of the Articles of Incorporation or By-laws of any Subsidiary or the Company, (b) violate any provision of, or result in the acceleration of any obligation under, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, contract, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease or permit to which any Subsidiary or the Company is a party or by which it is bound; (c) violate or conflict with any other material restriction of any kind or character to which any Subsidiary or the Company is subject; and (d) require any filing with, notice to or permits, consent or approval of any other governmental or regulatory body, except (i) the filing of the Certificate of Merger with the appropriate regulatory authorities; (ii) the requirement that the Company give notice to the FCS (as defined in Section 8.1 herein) in accordance with the Compliance Agreement (as defined in Section 8.1 herein) which the Company acknowledges and agrees shall be done prior to the execution of this Agreement, and (iii) any filings required by the SEC or applicable state securities statutes that are otherwise not required to be filed prior to the execution of this Agreement;

provided that, excluded from the foregoing clauses (b), (c) and (d) are any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the business of any Subsidiary or the Company or on the ability of the Company or the Subsidiaries to consummate the transactions contemplated hereby. No other corporate proceedings on the part of any Subsidiary or the Company, other than shareholder approval hereof, are necessary to authorize this Agreement and the transactions contemplated hereby. The Directors of the Company have determined that the transactions contemplated by this Agreement are in the best interest of the Company and its shareholders.

          4.5 Company Financial Statements. The Company has delivered to Broughton prior to the execution of this Agreement copies of the following financial statements of the Company (which, together with all future financial statements to be furnished are collectively referred to herein as the "Company Financial Statements"): the audited consolidated financial statements of the Company as of May 31, 1997, June 1, 1996 and June 3, 1995 and in each case including the footnotes thereto and examined by and accompanied by the report of the Company's independent public accountants (the "Audited Financial Statements"). The Company Financial Statements (as of the dates thereof and for the periods covered thereby):

                 (a) Are prepared from and in accordance with the books and records of the Company, which are complete and correct in all material respects that are required by GAAP (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practice; and

                 (b) Present fairly the financial position and results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

          The Company's Balance Sheet and the related Statement of Operations and Retained Earnings and Statement of Cash Flows, and the notes thereto, for each fiscal quarter after May 31, 1997 until the Effective Time, all of which the Company shall deliver to Broughton as soon as practicable, will be prepared in accordance with GAAP consistently applied and will fairly present the Company's financial condition and results of operations as of such date and for such period.

          4.6 Absence of Undisclosed Liabilities. At May 31, 1997, neither the Company nor any Subsidiary had any obligation or liability contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Company or any Subsidiary, except as disclosed in the Company Financial Statements or as disclosed in writing to Broughton, provided that such writing discloses the nature of such liability; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to May 31, 1997, or from any action omitted to be taken during such period that, to the knowledge of any Subsidiary or the Company, could reasonably be expected to result in any such material obligation or liability, except as previously disclosed in writing to Broughton, or as disclosed or provided for in the Company Financial Statements. The amounts set up as liabilities for taxes in the Company Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at May 31, 1997 by the Company and its Subsidiaries. Since May 31, 1997, neither the Company nor any Subsidiary has incurred or paid any obligation or liability which would be material (on a consolidated basis) to the Company or any Subsidiary, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted practices and except as disclosed herein.

          4.7   Tax Matters.

                 (a) All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate in all material respects. All taxes with respect to such returns and all taxes otherwise due have been timely paid. As of the date hereof, and as of the Effective Time, there is and shall be no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any Subsidiary or the Company, except as reserved against in the Company Financial Statements, or as previously disclosed in writing to Broughton. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                 (b) Except as previously disclosed in writing to Broughton, neither the Company nor any Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                 (c) To the extent any federal, state, local or foreign taxes are due from the Company or any Subsidiary for the period or periods beginning June 1, 1997 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of the Company, or the applicable Subsidiary, prepared before the Effective Time.

                 (d) Deferred taxes of the Company and each Subsidiary have been provided for in accordance with generally accepted accounting principles, including without limitation Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                 (e) None of the Company, the Subsidiaries, nor any shareholder of the Company has made with respect to the Company or any Subsidiary, or any property held by the Company or any Subsidiary, any consent under Section 341 of the Code.

No property of the Company is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

                 (f) None of the Company shareholders, the Company nor any Subsidiaries has made any election under Section 13261(g)(2) of the Revenue Reconciliation Act of 1993.

                 (g) Neither the Company nor any Subsidiary is subject to any penalty or other addition to tax by reason of a violation of any tax order, tax rule or tax regulation or a default with respect to any tax return for taxable periods ending on or before the date hereof.

                 (h) There are no (1) liens with respect to taxes (except for liens for taxes not yet delinquent) or (2) outstanding liabilities with respect to taxes that could form the basis for liens, upon any of the properties or assets, whether real, personal or mixed, tangible or intangible, of any Subsidiary or the Company.

                 (i) Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.

                 (j) Neither the Company nor any Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

                 (k) Neither the Company nor any Subsidiary, shareholder, or other person or entity has entered into any agreement with any taxing authority that will bind Broughton or the Surviving Company after the Closing Date.

                 (l) There is no contract, agreement, plan or arrangement covering any current or former employee of any Subsidiary or the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Broughton or the Surviving Company by reason of
Section 280G of the Code.

                 (m) The Company has not participated or cooperated in any international boycott within the meaning of Section 999(b) of the Code.

          4.8 Properties. Except as previously disclosed in writing to Broughton or disclosed in the Company Financial Statements, the Company and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Company Financial Statements as being owned by it at May 31, 1997 or acquired by it after May 31, 1997. All buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business held under leases or subleases by the Company and its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Broughton and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). Other than as previously disclosed in writing to Broughton, there is no equipment located on the premises of the Company or a Subsidiary that is on loan from another party. The Company's and its Subsidiaries' policies and binders for fire, theft, liability workman's compensation, directors' and officers' vehicular and other insurance are in full force and effect, are adequate for the business engaged in by the Company and its Subsidiaries and provide adequate coverage against loss. Neither the Company nor any of its Subsidiaries is in default with respect to any material provision contained in any such policy or binder nor has the Company or any of its Subsidiaries failed to give notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder and neither the Company or any of its Subsidiaries has received notice of premium increase, cancelation or non-renewal of any such policy or binder.

          4.9 Compliance with Laws. Except as previously disclosed in writing to Broughton, each Subsidiary and the Company:

                 (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

                 (b) Has received no notification (not previously disclosed in writing to Broughton) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

          4.10  Employee Benefit Plans.

                 (a) The Company has previously provided to Broughton a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" under section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). None of the Plans is subject to Title IV of ERISA. The Company has no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of the Company or any ERISA Affiliate.

                 (b) With respect to each of the Plans, the Company has heretofore delivered to the Company true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

                 (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

                 (d) Neither the Company nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor to the knowledge of the Company any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the ERISA Affiliates, any of the Plans, any such trust, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, or a tax imposed pursuant to section 4975 or 4976 of the Code.

                 (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts that the Company or any ERISA Affiliate is required to pay under section 412 of the Code or under the terms of the Plans, and all such amounts properly accrued through the Effective Date will be paid on or prior to the Effective Date or will be properly recorded on the Company Financial Statements.

                 (f) Except as previously disclosed in writing to Broughton, none of the Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA.

                 (g) With respect to any Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA (i) neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in section 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (v) the aggregate withdrawal liability of the Company and the ERISA Affiliates, computed as if a complete withdrawal by the Company and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not exceed $0.

                 (h) Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified. Each of the Plans that is intended to satisfy the requirements of section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                 (i) Except as previously disclosed in writing to Broughton, each Plan may be amended or terminated without liability to the Company or any ERISA Affiliate. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under section 280G of the Code.

                 (j) There are no actions, suits or claims pending, or, to the knowledge of the Company threatened, or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plan or against the Company or any ERISA

Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of the Company threatened, audits or investigations by any governmental body, commission or agency involving any Plan.

                 (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the Company Financial Statements, or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary).

                 (l) Except as previously disclosed in writing to Broughton, the consummation of the transactions contemplated by this Agreement will not
(i) entitle any current or former employee or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

          4.11 Commitments and Contracts. Except as previously disclosed in writing to Broughton, neither the Company nor any Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                 (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by the Company or the applicable Subsidiary);

                 (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

                 (iii)  any contract or agreement with any labor union;

                 (iv) any contract not made in the ordinary course of business containing covenants limiting the freedom of the Company or a Subsidiary to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, the Company or a Subsidiary will carry on its business (other than as may be required by law or applicable authorities);

                 (v) any lease, agreement or other contract or series of related contracts requiring annual rental payments or payments aggregating $50,000 or more;

                 (vi) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or service that contain an escalation, renegotiation or redetermination clause or that obligate the Company or any Subsidiary to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                 (vii) any agreement for the sale of any of the assets or properties of the Company or any Subsidiary other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal or preferential or similar rights to purchase any such assets or properties;

                 (viii) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $50,000;

                 (ix) any agreement with customers or supplier for the sharing of fees, slotting fees, the rebating of charges or other similar arrangements;

                 (x) any agreement relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock of any other person;

                 (xi) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money; and

                 (xii) any other material agreement which is not made in the ordinary course of business.

          True and complete copies of all the contracts described above and other material agreements (and all amendments, waivers or other modifications thereto) have been furnished to Broughton. Each of such contacts is valid, subsisting, in full force and effect, and the Company, and the applicable Subsidiary, if any, is not in default under any of them, nor, to the best knowledge of the Company and its Subsidiaries is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the business of the Company or any Subsidiary.

          4.12  Labor.

                 (a) No work stoppage involving the Company or any Subsidiary is pending or, to the best of the Company's knowledge, threatened.

                 (b) Neither the Company nor any Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of the Company or any Subsidiary.

                 (c) Except as previously disclosed in writing to Broughton, employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

                 (d) Neither the Company nor any Subsidiary is delinquent in payments to any of its respective employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Neither the Company, its Subsidiaries, nor Broughton or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). No payments to directors, officers, employees or consultants of the Company and its Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction pursuant to
Section 280G of the Code. True and complete information as to all current directors, officers, employees or consultants of the Company and its Subsidiaries, including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to Broughton.

          4.13 Material Contracts Furnished. The Company has made available to Broughton true and complete copies of all material contracts, leases and other agreements to which each of the Company and its Subsidiaries is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of the Company and its Subsidiaries.

          4.14 Other Material Contracts. Except as previously disclosed in writing to Broughton and except as is otherwise provided in this Agreement, neither the Company nor its Subsidiaries nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

          4.15 Material Contract Defaults. Neither the Company nor any Subsidiary is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed in writing to Broughton.

          4.16 Legal Proceedings. Except as disclosed in writing by the Company, (a) there are no actions, suits or proceedings instituted or pending, or to the best knowledge of the Company threatened, (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any Subsidiary or the Company, or against any property, asset, interest or right of the Company, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of any Subsidiary or the Company, or that threaten or would impede the consummation of the transactions contemplated by this Agreement, and (b) neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

          4.17 Absence of Certain Changes or Events. Except as disclosed in writing to Broughton, since May 31, 1997, neither the Company nor any Subsidiary has: (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition

(financial or other); or (iii) failed to operate its business consistent with generally acceptable practice.

          4.18 Accounts Receivable. Except as previously disclosed in writing to Broughton, all the notes and accounts receivable of the Company and its Subsidiaries shown on the Company Financial Statements or thereafter acquired have been collected or are current and collectible subject to the reserves shown on the Company's Financial Statements and to returns and allowances in the ordinary course of business (in the case of each note in accordance with its terms, and in the case of each account within 30 days after billing) at the aggregate recorded amounts thereof on the books of the Company. The Company has delivered to Broughton a schedule identifying all bank and brokerage accounts of the Subsidiaries and the Company, whether or not such accounts are held in the name of such Subsidiary or the Company, listing the respectively signatories therefore and the names of all persons holding a power of attorney from the Company and each Subsidiary and a summary of the terms thereof.

          4.19 Inventories. The inventories of the Subsidiaries and Company are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such inventories are carried on the books of the Company, and are valued on the Company Balance Sheet, at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis, after appropriate deduction for costs of completion, marketing costs, transportation expense and allocation of overhead, and reserves reflected on the Company's Balance Sheet.

          4.20 Proprietary Rights. The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, copyrights, inventions, formulae, methods and processes (all such items being hereinafter referred to as "Intangible Property") currently used by the Company and its Subsidiaries in the conduct of its business, without any known conflict with the rights of others. No royalties, honoraria or fees are payable by the Company or any Subsidiary to any person by reason of the ownership or use of the Intangible Property. All items of Intangible Property are valid and in good standing and are adequate and sufficient to permit the Company and its Subsidiaries to conduct business as now operated, and no other rights of the kinds enumerated are due or required by the Company or its Subsidiaries in their respective operations. There are no licenses, sublicenses or agreements relating to their use now in effect, and none of the aforesaid are being infringed by others in any material way. No claim is pending or, to the knowledge of the Company and its Subsidiaries, threatened or has been made within the past five years, to the effect that operation by the Company or any Subsidiary of their respective business or the manufacture or sale of any of its products, or any formula, method, process, part or material it employs, infringes or conflicts in any way upon any rights of the type enumerated above owned or claimed by others.

          4.21  Environmental Matters.

                 (a)  The operations of the business of the
Company and its Subsidiaries and the buildings in which the operations are conducted conform in all material respects with all applicable federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection), and all buildings or operations of the Company and its Subsidiaries and the businesses that are subject to the Occupational Safety and Health Act of 1970, as amended, comply in all material respects with employee working conditions as prescribed by such Act.

                 (b) Neither the Company nor any Subsidiary has underground storage tanks, either empty or containing any liquid, including but without limitation solvents, fuel or waste oil, on any premises used in its business.

                 (c) The Company and all its Subsidiaries have obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed for the operation of its business under federal, state and local laws relating to pollution, protection of the environment or waste disposal ("Environmental Laws"). The Company and its Subsidiaries are in compliance in all material respects (i) with all terms and conditions of all required permits, licenses and authorizations; and (ii) all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material with respect to the Company, its Subsidiaries or their businesses, properties or plants.

                 (d) There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of the Company, threatened, relating to the liability of the Company or any Subsidiary or any of their operations or buildings under any Environmental Law.

          4.22 No Broker. Neither the Company nor any Subsidiary has incurred any liability for finder's, agent's or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

          4.23 Accuracy of Information for Broughton IPO Registration Statement. The material which refers to the Company and its Subsidiaries and which will be submitted by the Company for inclusion in the IPO Registration Statement (as defined below) to be filed by Broughton with the SEC regarding Broughton Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to be stated therein or necessary to make the statements contained therein not misleading.

          4.24 Best Efforts. On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), the Company and its Subsidiaries will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

          4.25  No Third Party Consents.

                 (a) Except as previously disclosed in writing to Broughton by the Company, there are no contractual, legal or other restrictions, consents, approvals, authorizations or clearances of any third party that the Company or any Subsidiary is required to obtain and that have not been obtained as of the date hereof and that are necessary for or would prevent the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                 (b) Neither the Company nor any Subsidiary knows any reason why the consents, approvals, authorizations and clearances, filings, declarations and registrations, set forth in 4.25(a), if any, shall not be obtained in due course without unreasonable burden or expense.

          4.26 Conduct of Business - Negative Covenants of the Company and its Subsidiaries. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, neither the Company nor any of its Subsidiaries, respectively, will, without the prior written approval of the President of Broughton:

                 (a)  Make any change in its authorized capital stock.

                 (b) Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

                 (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock.

                 (d) Declare or pay any dividends or other distributions on any shares of common stock.

                 (e) Purchase or otherwise acquire or agree to acquire for a consideration any share of Company Stock (other than in a fiduciary capacity).

                 (f) Enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its directors, officers or other employees, or increase the current level of contributions to any such plan now in effect.

                 (g) Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties or operations of the Company or its Subsidiaries.

                 (h) Acquire, consolidate or merge with any other company, corporation or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation or association.

                 (i) Mortgage, pledge or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any other material obligation or enter into any material contract, except in the ordinary course of business as heretofore conducted.

                 (j)  Amend its Articles of Incorporation, By-laws or  Charter.

                 (k) Take any action to solicit, initiate, encourage or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of the Company or its Subsidiaries, or the acquisition of their Company Stock, or the merger of the Company or its Subsidiaries, with any person other than Broughton, and the Company shall promptly notify Broughton orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Nothing herein shall be construed to limit or affect the fiduciary obligation of the Company's officers and directors to the Company shareholders.

          4.27 Conduct of Business - Affirmative Covenants of the Company and its Subsidiaries. The Company and its Subsidiaries covenant and agree that:

                 (a) Subsequent to the date of this Agreement and prior to the Effective Time it will operate its business only in the normal course and manner.

                 (b) From and after the execution of this Agreement, each of the Company and its Subsidiaries will promptly advise Broughton of any material adverse change in the financial condition, assets, business operations or key personnel of the Company and a Subsidiary and of any material breach of any representation or warranty made by any Subsidiary or the Company in this Agreement.

                 (c) Immediately upon the execution of this Agreement, each of the Company and its Subsidiaries will direct its accountants to give Broughton access to all information, documents and working papers pertaining to it.

                 (d) Subsequent to the date of this Agreement and prior to the Effective Time, each of the Company and its Subsidiaries shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect each of the Company and its Subsidiaries against losses for which insurance protection can reasonably be obtained.

                 (e) Within ten days from the execution of this Agreement, the Company shall furnish to Broughton a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of Company Stock as the same appear on the stock registration books of the Company and the number of shares held by each. At the Effective Time, the Company shall furnish to Broughton a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of Company Stock as the same appear on the Company's stock registration books and the number of shares held by each.

                 (f) Each of the Company and its Subsidiaries will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Broughton to that end.

Section 5  Indemnification and Confidentiality

          5.1 Access and Information. The Company and Broughton shall each afford to the other, and to the other's accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this
Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

          5.2 Furnishing Information and Indemnification. The Company has furnished or will furnish as soon as practicable after the date of this Agreement, to Broughton all the information (including financial statements, information and schedules) requested by Broughton for inclusion in:

                 (a) The registration statement or other statement to be filed, in connection with an initial public offering of Broughton's Common Stock, with the SEC on behalf of Broughton ("IPO Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") in connection with the registration of Broughton Common Stock, and any documents to be filed with the SEC in connection therewith;

                 (b) Any filings to be made by Broughton with state securities authorities in connection with the transactions contemplated hereunder; and

                 (c) Any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

          The Company represents and warrants to Broughton, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading. The Company will indemnify and hold harmless Broughton and its directors and officers, and each person, if any, who controls such entities within the meaning of the 1933 Act, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the 1933 Act and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

          5.3 Confidentiality. It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger and (ii) as otherwise required by law, any nonpublic information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger. Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

          5.4 Updates to Information. At the reasonable request of any party hereto, any other party will update by amendment or supplement any disclosure made in writing by such party to the other party and each party hereby represents and warrants that such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

Section 6  Conditions Precedent

          The consummation of this Agreement and the Merger is conditioned upon the following:

                 (a) Governmental Approvals and Third Party Consents. (i) The approval of and consent to the Merger and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules, regulations and compliance agreements, the Food and Consumer Service of the United States Department of Agriculture, the Attorney General of the United States, and all notice periods, waiting periods, delay periods, and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of the Board of Directors of Broughton, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Merger.

          (ii) The Company shall have obtained all necessary consents, approvals, authorizations or clearances of any third party to permit the Company's consummation of the transactions contemplated by this Agreement.

                 (b) Shareholder Approval. The shareholders of the Company, and if required, the Broughton shareholders, shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote of the shareholders, owning at least a majority of capital stock outstanding, and final approval of this Agreement by the Company's shareholders shall have taken place as provided in Section 10 hereof, and all provisions of Section 10 shall have been fully complied with.

                 (c) Initial Public Offering. Broughton at its sole cost and expense shall have consummated an initial underwritten public offering pursuant to an effective IPO Registration Statement under the provisions of the 1933 Act.

                 (d) Company Shareholder Letters. On or prior to the Closing Date, Broughton shall have received in such form acceptable to Broughton written agreements executed by all of the Company shareholders receiving Broughton Common Stock pursuant to the Merger (i) to not sell, transfer or otherwise dispose of Broughton Common Stock received in the Merger for a period of one year following the Effective Date or otherwise as required by the 1933 Act and state securities law; (ii) giving representations and warranties substantially similar to those set forth in Section 11.16 (d), (e) and (f); and
(iii) acknowledging the certificates representing the Shares shall bear the legend described in Section 11.17 hereof.

                 (e) No Divestiture or Adverse Condition. The consummation of the Merger shall not have required the divestiture or cessation of any significant part of the present operations conducted by Broughton or the Company and shall not have imposed any other condition, which divestiture, cessation or condition Broughton deems to be materially disadvantageous or burdensome.

                 (f) Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Broughton. Unless waived by the Company, the representations and warranties of Broughton contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Broughton and Broughton shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and the Company shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of Broughton by one or more appropriate executive officers of Broughton.

                 (g) Accuracy of Representations and Warranties, Performance of Obligations and Covenants - The Company. Unless waived by Broughton, the representations and warranties of the Company contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of the Company, and the Company shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Broughton shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of the Company by one or more appropriate executive officers of the Company.

                 (h) Opinion of Counsel for the Company and the Shareholders. Broughton shall have received an opinion of counsel for the Company and the Shareholders, dated the Closing Date, with respect to such matters as Broughton may reasonably request and to the effect that:

                      (1) The Company and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the their respective jurisdictions of incorporation or formation and are duly authorized to own its properties and to conduct its business as then being conducted.

                      (2) The authorized capitalization of the Company and its Subsidiaries is as set forth in such opinion and the shares of Company Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion. Such issued and outstanding shares of stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of the shareholders of the Company. As of such date, there are, to the best of such counsel's knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of the Company or its Subsidiaries, calling for the purchase from it of shares of unissued capital stock, except as contemplated by this Agreement.

                      (3) The Company had the corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Shareholders and constitutes the legal, valid and binding obligation of the Company and the Shareholders, enforceable in accordance with its terms.

                      (4) All necessary corporate proceedings of the Directors and the shareholders of the Company, to the extent required by law, its Articles of Incorporation and By-laws or otherwise, to authorize the execution and delivery of this Agreement by the Company and the Shareholders and the consummation of the Merger by the Company pursuant to this Agreement have been duly and validly taken. The number of shares of stock of the Company voted for and against the Merger are as stated in such counsel's opinion; and the shareholders' invoking their rights to dissent and appraisal are as stated in such counsel's opinion.

                      (5) Such counsel has reviewed the IPO Registration Statement filed by Broughton as described in

Section 6(c), and with respect to all information relating to the Company contained therein, such counsel does not know of any respect in which the IPO Registration Statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial data, as to which such counsel need express no opinion).

                      (6) The consummation of the Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a material adverse affect on the business of the Company, and to which the Company or any Shareholder is a party or by which the Company or any of its property is bound.

                 (i) Opinion of Counsel for Broughton. The Company and the Shareholders shall have received the opinion of counsel for Broughton, dated the Closing Date, with respect to such matters as the Company may reasonably request and to the effect that:

                      (1) Broughton is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly authorized to own its properties and to conduct its business as then being conducted.

                      (2) The authorized capitalization of Broughton is as set forth in such opinion and the shares of Broughton Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion. Such issued and outstanding shares of stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of the shareholders of Broughton. As of such date, there are, to the best of such counsels knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Broughton, calling for the purchase from any of them of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by this Agreement.

                      (3) All necessary corporate proceedings of the Board of Directors and the shareholders of Broughton to the extent required by law, its Articles of Incorporation or Code of Regulations or otherwise, to authorize the execution and delivery of this Agreement and the consummation of the Merger pursuant to this Agreement have been duly and validly taken. Broughton has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Broughton and constitutes the legal, valid and binding obligation of Broughton enforceable in accordance with its terms.

                      (4) The consummation of the Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or Code of Regulations of Broughton or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Broughton is a party or by which it or its property is bound.

                      (5) To the best of such counsel's knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger by Broughton, have been obtained.

                      (6) The shares of Broughton Common Stock into which shares of Company Stock are to be converted upon the Effective Time will upon the Effective Time be duly authorized, and such shares, when transferred to holders of Company Stock pursuant to the terms of the Merger, will be validly issued, fully paid and nonassessable shares of Broughton Common Stock.

                 (j) Comfort Letter - Company. Coopers & Lybrand LLP or other certified public accountants satisfactory to the Company shall have audited the financial statements of Broughton for the year ended December 31, 1996 and, based on such review, the Company shall have reasonably determined that such statements are satisfactory to the Company.

                 (k) Comfort Letter - Broughton. Coopers & Lybrand LLP or other certified public accountants satisfactory to Broughton shall have reviewed the financial statements of the Company as of and for the year ended May 31, 1997 and, based on such review, Broughton shall have reasonably determined that such statements are satisfactory to Broughton.

                 (l) Opinion Letter. The Company shall have received an opinion of tax counsel acceptable to it, and Broughton shall have received an opinion of tax counsel acceptable to it, both to the effect that:

                      (1) The Merger should constitute and qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company and Broughton will each qualify as "a party to a reorganization" as that term is defined in the Code;

                      (2) No gain or loss should be recognized by Broughton or the Company by reason of the Merger;

                      (3) A Shareholder's holding period in the Broughton Common Stock received in the Merger should include the period that the Shareholder held the Company Stock exchanged therefor, provided that the Shareholder held such Company Stock as a capital asset at the Effective Time;

                      (4)  The gain, if any, to be realized by the
shareholders should be recognized, but not in excess of the total of any cash received;

                      (5) The basis of the Broughton Common Stock received by the shareholders should be the same as the basis of the Company Stock surrendered in exchange therefor, decreased by the total of any cash received, and increased by the amount, if any, which is treated as a dividend plus the amount of other gain recognized on the exchange; and

                      (6) Such other matters as may be reasonably requested by Broughton, the Company or the Shareholders.

          In rendering the opinion described in this subsection (l), counsel will rely on representations and facts as provided by Broughton, the Company and the shareholders, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722. In addition, each of the shareholders shall enter into an agreement dated as of the Closing Date pursuant to which each such shareholder shall covenant not to take any action following the Closing Date that might adversely affect the status of the Merger as a reorganization for federal income tax purposes. Among other things, each of the agreements referred to in the preceding sentence shall, if requested by Broughton, place reasonable limitations on the ability of each shareholder to sell, exchange, transfer or otherwise dispose of any Broughton Common Stock received pursuant to the Merger.

                 (m) The Employment Agreement in all material respects identical to the form attached hereto as Exhibit C shall have been executed, by Martin Shearer and delivered to Broughton.

                 (n) All approvals and consents to the Merger shall have been obtained in writing prior to, and shall be in full force and effect on the Closing Date, from all entities whose consent is required. All such consents shall explicitly provide that the respective agreements shall survive the Merger in full force and effect, without amendment. Such consents shall not be conditioned or restricted in a manner which, in the sole judgment of Broughton, materially adversely affects the ability of Broughton to conduct the business of the Company after the Merger.

                 (o) Absence of Material Adverse Changes - Broughton. Unless waived by the Company at or before the Effective Time, there shall have been no material adverse change in the financial condition, business or assets of Broughton since December 31, 1996, and there shall be no suit, action or proceeding pending or threatened against Broughton which, if successful, would have a material adverse effect on Broughton or the Surviving Company after the consummation of the Merger.

                 (p) Absence of Material Adverse Changes - The Company. Unless waived by Broughton at or before the Effective

Time, there shall have been no material adverse change in the financial condition, business or assets of the Company since May 31, 1997, and there shall be no suit, action or proceeding pending or threatened against the Company which if successful would have a material adverse effect on the Company or the Surviving Company after the consummation of the Merger.

Section 7  Closing Date and Effective Time

          7.1 Closing Date. The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied. The closing shall be held at the offices of Broughton in Marietta, Ohio, and the closing date ("Closing Date") shall be a date specified by Broughton, but, in no event, later than forty-five (45) days following the date when all such conditions are satisfied.

          7.2 Effective Time. Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, certificates of merger shall be filed with, respectively, the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Ohio in accordance with KRS 271B.11-050 and Section 1701.81 of the OGCL.
The Merger shall become effective at such time as the later of the Secretary of State of the State of Ohio and the Secretary of State of the Commonwealth of Kentucky accept the certificates of merger for record, or at such subsequent date or time as Broughton and the Company shall agree, and if required by the KBCA or the OGCL, specify in such certificates of merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

Section 8  Termination of Agreement

          8.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                 (a) By mutual consent in writing of the Company and Broughton; or

                 (b) By the Company by giving written notice thereof to Broughton if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Broughton since December 31, 1996, or (ii) Broughton has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty
(30) days after the giving of such notice; or

                 (c) By Broughton by giving written notice thereof to the Company if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of the Company since May 31, 1997 or (ii) the Company has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

                 (d) By either the Company or Broughton upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

                 (e) By either the Company or Broughton upon written notice to the other if any condition precedent to either party's performance hereunder is not satisfied or fulfilled; or

                 (f) By either the Company or Broughton if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (g) By either the Company or Broughton upon the bankruptcy, insolvency or assignment for the benefit of creditors of the Company or Broughton; or

                 (h) By Broughton in the event Broughton determines that any information "disclosed in writing" and delivered pursuant to Section 11.3 hereof is (i) materially inaccurate, incomplete, untrue; (ii) exposes a material adverse change relating to the business of the Company; or

(iii) otherwise breaches any material covenant, undertaking, representation or warranty contained herein; or

                 (i) By the Company in the event the Company determines that any information "disclosed in writing" and delivered pursuant to Section 11.3 hereof is (i) materially inaccurate, incomplete, untrue; (ii) exposes a material adverse change relating to the business of Broughton; or (iii) otherwise breaches any material covenant, undertaking, representation or warranty contained herein; or

                 (j) By Broughton, in the event Broughton and the Food and Consumer Service of the United States Department of Agriculture ("FCS") do not agree, in a manner satisfactory to Broughton, to limit the terms and conditions of the Compliance Agreement in Lieu of Debarment between the Company and the FCS ("Compliance Agreement") solely to the business operations and management of the Company following the Merger.

          In any event, the obligations of the parties under this Agreement shall terminate on December 31, 1997, if the closing provided in Section 7.1 has not occurred on or before that date, unless Broughton and the Company otherwise agree.

          8.2 Effect of Termination. In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 8.3.

          8.3 Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to
Section 5 hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

Section 9  Extension, Waiver and Amendment.

          At any time prior to the Effective Time, the Company and Broughton may:

                 (a) Extend the time for the performance of any of the obligations or acts of any other party;

                 (b) Waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; or

                 (c) Waive compliance with any of the agreements or conditions of any other party contained herein.

          This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders). Any waiver, amendment or supplement hereof shall be in writing. Notwithstanding the foregoing, no failure of delivery by the Company or Broughton in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any waiver by Broughton or the Company of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

Section 10  Meeting of Shareholders of the Company; Voting;   . . . . . Rights
                 of Dissenting Shareholders

          10.1 Meeting. The Company shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of Company as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation.

          10.2 Voting. By executing this Agreement, each and every Shareholder represents and warrants that at any shareholders' meeting held for the purpose of approving the Merger, this Agreement and/or the transactions contemplated hereby, or at any other meeting of the shareholders at which a vote on the Merger, this Agreement and/or the transactions contemplated hereby, is presented, each such Shareholder entitled to vote hereby irrevocably acknowledges and agrees to vote all of such Shareholder's shares in the Company (and any shares under such Shareholder's control by virtue of proxy or other voting arrangement) in favor of approving, ratifying and confirming the Merger, this Agreement and the transactions contemplated hereby.

          10.3 Rights of Dissenting Shareholders. The procedures to be followed and the rights of dissenting shareholders of the Company shall be those set forth in the Kentucky Business Corporation Act, KRS 271B.13-010 et seq. Shares of Company Stock held by any holder who shall have properly dissented to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of the Kentucky Business Corporation Act shall not be converted into the right to receive Broughton Common Stock and cash pursuant to Section 2 unless and until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Company Stock, at which time such shares shall be converted into the right to receive Broughton Common Stock and cash as provided for in Section 2.

Section 11  Miscellaneous

          11.1 Public Announcements. Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

          11.2 Brokers and Finders. The Company and Broughton represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and that neither the Company nor Broughton has incurred any liability for any broker's, finder's or similar fees in connection with this Agreement or the Merger.

          11.3 Disclosed In Writing. As used in this Agreement, the phrase "disclosed in writing" shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a single writing describing in reasonable detail all of the matters and information required by this Agreement; provided that, such writing shall also reference the appropriate sections of this Agreement to which the matters and information therein refer and shall be delivered in accordance with Section 11.7 hereof. For purposes of this Agreement, anything appearing, contained, disclosed or described in any Broughton Financial Statement or Company Financial Statement (including the notes thereto) shall be deemed to be previously disclosed in writing.

          11.4 Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

          11.5 Counterparts. This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

          11.6 Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          11.7 Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

          TO THE COMPANY:

                 Southern Belle Dairy Company, Inc.
                 607 East Bourne Avenue
                 P. 0. Box 1020
                 Somerset, KY  42502-1020

                 Attention:  Martin Shearer, President



          TO BROUGHTON:

                 Broughton Foods Company
                 210 7th Street
                 P. 0. Box 656
                 Marietta, OH  45750

                 Attention:  Marshall T. Reynolds, Chairman
                             of the Board of Directors

          with a copy to:  Phil E. Cline

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

          11.8 Headings. The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

          11.9 Expenses. Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

          11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and the United States of America.

          11.11 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

          11.12 Effectiveness of Agreement. This Agreement shall become effective and binding as to Broughton and the Company when one or more counterparts shall have been signed and delivered by Broughton and the Company.

          11.13 Further Acts. Broughton and the Company each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          11.14 Certain Representations and Warranties Not to Survive. The representations and warranties contained in Sections 3, 4, 5, 8.3, 11.9, 11.15 and 11.16(a), (b), (d), (e) and (f) shall survive the Closing Date and Effective Time. The representations and warranties by the Shareholders set forth in Section 11.16(c) shall survive for a period of eighteen (18) months following the Effective Time.

          11.15 Individual Directors. The several Directors of the Company who are signatories to this Agreement have joined into this Agreement to evidence their assent hereto, and for the express purpose of binding themselves, and each of them, to the fulfillment of each of the terms and conditions hereof by the respective parties and to the diligent, expeditious and good faith pursuit, and timely consummation, of the transactions herein contemplated. Each of the Directors hereby agrees to cooperate fully with the parties, their assistants and agents, in consummating the Merger, to vote appropriately upon all corporate resolutions toward that end, and to take no action inconsistent with the purposes of this Agreement or the consummation of the Merger. Nothing in this Agreement shall be construed to limit or affect the fiduciary obligation of the Company's officers and directors to the Company shareholders.

          11.16 Shareholders Representations and Warranties; Indemnification; and Sophistication.

                 (a) The Shareholders of the Company who are signatories to this Agreement have joined into this Agreement to evidence their assent hereto, and for the express purpose of binding themselves, and each of them, to the fulfillment of each of the terms and conditions hereof by the respective parties and to the diligent, expeditious and good faith pursuit, and timely consummation, of the transactions herein contemplated.

                 (b) Each of the Shareholders hereby agrees to cooperate fully with the parties, their assistants and agents, in consummating the Merger, and agrees not to take any action inconsistent with the purposes of this Agreement or the consummation of the Merger.

                 (c) Each of the Shareholders adopts and joins with the Company in making the representations and warranties contained in Section 4 and Section 6(g) of this Agreement, and hereby expressly does so. Without limiting any other right of indemnification or any other cause of action, the Shareholders shall jointly and severally defend, indemnify and hold Broughton and Surviving Company harmless from and against any and all losses, liabilities, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from any breach of warranty or misrepresentation by the Company or Shareholders contained herein, or from any misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by the Company or Shareholders hereunder in connection with the transactions herein contemplated; provided that such indemnification required to be provided by the Shareholders pursuant hereto shall not exceed in the aggregate Five Million Dollars ($5,000,000).

                 (d) Each Company Shareholder represents and warrants that such Shareholder is acquiring shares of Broughton Common Stock ("Shares") from Broughton for such Shareholder's own account for investment only and not with a view to making a distribution thereof within the meaning of the 1933 Act. Each Company Shareholder represents and warrants that the Shares will not be sold or transferred by the Company Shareholder in violation of the securities laws of the United States or any state thereof or other jurisdiction. Each Company Shareholder is aware that the Shares have not been registered under the 1933 Act or any state or other jurisdiction's securities laws, and that the shares must be held indefinitely unless subsequently registered or an exemption from such registration is available. Each Company Shareholder is aware that it will not be readily able to liquidate its investment in the Shares. Each Company Shareholder is a bona fide resident of the jurisdiction set forth on Schedule 1 hereto and has no present intention of changing its jurisdiction of residence. Each Company Shareholder understands and agrees that the certificate or certificates representing the Shares will bear a legend substantially to the effect set forth in Section 11.17 hereto and that a stop transfer order may be placed with respect thereto. The proposed investment in the Shares is a permissible and legal investment for a Company Shareholder under any legal investment laws applicable to the Company Shareholder.

                 (e) Each Shareholder acknowledges that all documents, books and records requested by such Shareholder and pertaining to Broughton have been made available for inspection by such Shareholder and such Shareholder's agents and representatives; that it and its agents and representatives have had a reasonable opportunity to ask questions of, and receive answers from, Broughton or officers thereof concerning the terms and conditions of the offering of the Shares and the business and prospects of Broughton. Each Company Shareholder and its respective agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the purchases contemplated hereby, to evaluate the merits and risks of an investment in Broughton and to make an informed decision with respect thereto and such an evaluation and informed decision has been made.

                 (f) Each Shareholder is the beneficial and record owner of the respective number of shares set forth in each such Shareholder's Merger Consideration Request Form and has good title to such shares free and clear of all liens.

          11.17 Legend. The certificates representing the Shares shall bear the following legend:

                          The securities represented by this
                          Certificate have not been registered
                          under the Securities Act of 1933, as
                          amended, or applicable state securities
                          laws, and shall not be sold or otherwise transferred unless so registered or, if in the opinion of counsel to Broughton, an exemption from registration thereunder is applicable.

          IN WITNESS WHEREOF, Broughton and the Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Broughton and the Company, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of the Company, and all of the undersigned Shareholders of the Company.

                          BROUGHTON FOODS COMPANY


                          By
                             ------------------------------
                             Philip E. Cline, President and
                             Chief Executive Officer


ATTEST:



--------------------------
Helen L. Hinton, Secretary


                          SOUTHERN BELLE DAIRY COMPANY, INC.


                          By
                             ------------------------------
                             Martin Shearer, President

ATTEST:


--------------------------
               , Secretary
---------------


The following Directors of Southern Belle Dairy Company, Inc. do hereby join in the foregoing Agreement to evidence their consent and agreement thereto:



----------------------------
Martin P. Shearer, Director



----------------------------
Max A. Shearer, Director



----------------------------
Frank M. Shearer, Director


The following Shareholders of Southern Belle Dairy Company, Inc. do hereby join in the foregoing Agreement to evidence their consent and agreement thereto:




------------------------------
Martin P. Shearer, Shareholder



------------------------------
Max A. Shearer, Shareholder



------------------------------
Frank M. Shearer, Shareholder

EXHIBIT A





                         AGGREGATE MERGER CONSIDERATION




                                            Dollar Amount of SMC to
                                            be received in form of          Amount of SMC to be
                                            Broughton Common Stock          received in form of Cash                 Total SMC
         Shareholder Name
  1.      Max A. Shearer                             $  890,010.0                  $  957,897.4                   $1,847,907.4
  2.      Martin P. Shearer                          $  935,625.0                  $  912,177.2                   $1,847,802.2
  3.      Mildred Shearer                            $     0                       $  435,550.4                   $  435,550.4
  4.      Gaynelle Baker                             $     0                       $  136,734.0                   $  136,734.0
  5.      Sharon Kelley                              $     0                       $   42,072.0                   $   42,072.0
  6.      Pauline Phillips                           $     0                       $   31,554.0                   $   31,554.0
  7.      Leland Black                               $     0                       $   21,036.0                   $   21,036.0
  8.      Eugene Whitaker                            $     0                       $   21,036.0                   $   21,036.0
  9.      Harold Rogers                              $     0                       $   10,518.0                   $   10,518.0
  10.     Broadway Baptist Church                    $     0                       $    5,259.0                   $    5,259.0
  11.     Diana Buchanan                             $     0                       $      841.4                   $      841.4
  12.     Linda Lawhorn                              $     0                       $      841.4                   $      841.4
  13.     Anita Phelps                               $     0                       $      841.4                   $      841.4
  14.     Clifford Sam Phelps                        $     0                       $      841.4                   $      841.4
  15.     Sharon Smith                               $     0                       $      841.4                   $      841.4
  16.     Frank M. Shearer                           $  524,500.0                  $     0                        $  524,500.0
  17.     A.R. Herndon/Emily Herndon                 $     0                       $   37,500.0                   $   37,500.0
  18.     R.B. Jasper/Lilian Tasper                  $     0                       $   29,025.0                   $   29,025.0
  19.     Ruth McCurry                               $     0                       $    5,000.0                   $    5,000.0

          TOTAL                                      $2,350,135.0                  $2,649,566.0
                                                     ============                  ============

  EXHIBIT B


                            MAJORITY SHAREHOLDERS


  1.   Martin P. Shearer

  2.   Max A. Shearer

  3.   Frank M. Shearer

  Schedule 1

                        COMPANY SHAREHOLDER JURISDICTION


  Each Company Shareholder is a bona fide resident of the jurisdiction set forth hereon and has no present intention of changing its jurisdiction of residence.

  Shareholder                                                Jurisdiction
  -----------                                                ------------

  Max A. Shearer
  Martin P. Shearer
  Mildred Shearer
  Gaynelle Baker
  Sharon Kelley
  Pauline Phillips
  Leland Black
  Eugene Whitaker
  Harold Rogers
  Broadway Baptist Church
  Diana Buchanan
  Linda Lawhorn
  Anita Phelps
  Clifford Sam Phelps
  Sharon Smith
  Frank M. Shearer
  A.R. Herndon/Emily Herndon
  R.B. Jasper/Lilian Jasper
  Ruth McCurry